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                                DEREK M. GALANIS
                             160 CENTRAL PARK SOUTH
                                    SUITE 860
                            NEW YORK, NEW YORK 10019

                                 (212) 459-0464
                               Fax (212) 459-0231

May 30, 2000

Jason W. Galanis, President
Inc.ubator Capital, Inc.
9777 Wilshire Boulevard
Suite 718
Beverly Hills, California 90212

         Re: Loan of $1 million by Derek M. Galanis to Inc.ubator Capital, Inc. (the "Company")
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Dear Jason:

I herewith agree to lend the Company an aggregate of $1 million U.S. (the "Loan"). The Company agrees that the Loan will bear interest at the annual rate of 8%, payable quarterly in arrears commencing September 1, 2000, and that the entire principal (the "Principal") will be due and payable on July 1, 2001.

In accordance with the directions of the Company, I will pay the Principal by wire transferring $1 million U.S. to ThemeWare Corp. The Company agrees that, upon confirmation from ThemeWare Corp. of receipt of the $1 million U.S., it will issue to me a note (the "Note") reflecting the terms of the Loan.

The Company represents and warrants that the Note has been legally authorized and covenants that, upon execution thereof as provided herein, it will represent the legally binding obligation of the Corporation enforceable in accordance with its terms.

Please confirm the Company's agreement to the foregoing by signing this letter in the appropriate place below and returning it to me.

Very truly yours,

Derek M. Galanis

ACKNOWLEDGED AND ACCEPTED

Inc.ubator Capital, Inc.

/s/ Jason W. Galanis
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Jason W. Galanis, President